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                                  Crusader Bank
                                   Since 1943



November 7, 1997


Dr. Haiching Zhao, Ph.D.
President
National Chinese Service Corporation
5335 Wisconsin Ave, N.W.
Suite 440
Washington, DC 20015-2034

Dear Haiching:

This letter will set forth our agreement with respect to the establishment and operation of National Chinese Mortgage Corporation ("NCM").

1. NCM will operate as a retail originator, processor and underwriter of conforming and non-conforming residential mortgages, utilizing FNMA Desktop Underwriting Software in connection with such loans where it is applicable. You or, at your option subject to the provisions of the Subscription and Shareholders' Agreement, NCS will own 49% of the stock of NCM and Crusader, or its affiliate assignee, will own 51% of the stock of NCM.

2. In accordance with the development and application of mutually agreeable underwriting standards, Crusader will originate and fund all loans underwritten by NCM (the "Loans"). It is contemplated that NCM will primarily market to the membership base of National Chinese Service Corporation ("NCS"), and that FNMA will incorporate certain underwriting variances into its Desktop Underwriting Software that are necessary to effectively market residential mortgages to NCS' membership. Until July 1, 1998, the financial arrangements among NCM, NCS and Crusader with respect to any Loans originated will be as follows:

         a. For all conforming credit loans (i.e. conforming loans sold to FNMA and jumbo loans sold to FNMA conduits), NCM will be responsible for and bear all costs of origination and processing of the Loans. In connection with the funding of each Loan, Crusader will retain a funding fee equal to .25% of the principal balance of the Loan, plus an underwriting review fee of $375. Crusader will pay NCM the balance of its proceeds from






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                  the sale of any Loans, plus the service premiums
                  available based on the volume delivered.

         b. For all nonconforming credit loans, Crusader will be responsible for the underwriting of the Loans, and will provide NCS with necessary assistance in the processing of the Loans. Crusader will pass along to NCM 1% of the principal balance of any nonconforming credit Loans it generates that are referred by NCS.

         c. NCM will contract with NCS for the processing and marketing of Loans, and will compensate NCS with a fee equal to 1% of the principal balance of any Loans it generates, but not to exceed the actual proceeds realized by NCM in connection with the sale of the Loans. Such calculation shall be made on a monthly basis.

3. Effective July 1, 1998, the parties will review the foregoing financial arrangements and, if appropriate, modify them going forward to comply with the underlying intention that the parties will share in the profits generated from NCM's activities in proportion to our capital stock interests.

4. Crusader will provide NCM with a daily rate sheet that reflects a par rate equal to the then current FNMA window gross yield, for FNMA eligible loans, and prevailing rates for other programs offered. The parties will mutually agree on a methodology and procedures for the development of a retail rate sheet that incorporates such yields. Customers will have the ability to buy down rates in accordance with established guidelines. Crusader will structure with NCM a mutually agreeable procedure with respect to the locking of rates by customers and in the secondary market. NCM will be responsible to Crusader for any losses incurred in connection with its Loans, whether due to default or otherwise, and will be required to repurchase any Loans sold by Crusader that Crusader is required to repurchase.

5. As an inducement for Crusader to undertake this venture, you will purchase and maintain FNMA's Desktop Underwriter Software at the necessary locations on Crusader's behalf. Also, you will maintain a processor on your staff who will be responsible for the processing and documentation of NCM's loans, and you will purchase and maintain at the necessary locations the Genesis Software and an electronic link with our origination and accounting systems for the origination of NCM's loans. Alternatively, to the extent we mutually agree to have Crusader perform any of these functions, we will pass along the actual cost associated therewith.

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6.       We will initially capitalize NCM in the amount of $5,000, such amount to be funded by us in proportion to our respective capital stock interests. We will also enter into a Shareholders Agreement which, among other things, will set forth our ongoing responsibility to fund further capital and operating shortfalls of NCM.

Haiching, I believe this properly sets forth the details we discussed regarding the formation and operation of NCM. We are excited about the opportunity to work with you to build a successful mortgage origination operation.

Please indicate your acceptance of this agreement by signing in the space provided below.

Very truly yours,

/s/ Joseph T. Crowley

Joseph T. Crowley
President



Accepted and Agreed to:



/s/ Haiching Zhao                                       11/12/97
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Dr. Haiching Zhao                                          Date

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